Exhibit 10.2

12% NOTE
DUE JUNE 22, 2018

Issue Date:	March 23, 2018
Principal:	$1,000,000.00
Purchase Price:	$900,000.00

FOR VALUE RECEIVED, the undersigned, DPW Holdings, Inc., a Delaware corporation with offices at 49430 Lakeview Boulevard, Fremont, CA 94538 ("Maker"), promises to pay to _______________, a ____________ limited liability company with an address at _____________________ (including any assignee, "Payee"), on June 22, 2018 (the "Due Date"), the principal amount of One Million Dollars ($1,000,000) in lawful money of the United States of America (the "Principal”) together with all accrued but unpaid interest.

Maker acknowledges that this Note has been issued at a 10% original issue discount.

This Note bears simple interest (the "Interest") at the annual rate of twelve percent (12%) (the “Rate”), payable, in arrears, on the Interest Payment Dates (as defined in Section 1 below), until Maker pays the Principal and all accrued but unpaid Interest (collectively, the “Obligations”) in full.

1.          Interest.  Maker will pay Interest, in arrears, on the twenty-third day of each month until paid in full (the "Interest Payment Dates") commencing on April 23, 2018.  Interest on this Note will accrue from the issue date stated above.  If an Interest Payment Date falls on a date that is not a Business Day (as defined below), the Interest due on such day shall be payable on the next succeeding Business Day.  Interest will be computed on a 360-day year of twelve 30-day months.  A “Business Day” is any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed.

2.          Method of Payment.  Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts.  Maker may, however, pay Principal and Interest by its check, subject to collection, or by wire transfer to Payee’s account.  If less than the then outstanding Principal is paid, this Note shall be surrendered only for notation by Maker of the Principal payment made and returned to Payee.

3.          No Security.          This Note is unsecured by any assets of the Maker but is guaranteed by one of its principals.

4.          Maker’s Covenants.  Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations, it shall comply with the following covenants:

(a)        Payment of Obligations.  Maker will pay the indebtedness evidenced by this Note according to its terms.

(b)        Maintenance of Existence and Conduct of Business.  Maker shall, and shall cause each of its subsidiaries to (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (ii) continue to conduct its business so that such business may be properly and advantageously conducted.

(c)        Books and Records.  Maker shall, and shall cause each of its subsidiaries, to keep adequate books and records of account with respect to its business activities.

(d)        Insurance.  Maker shall, and shall cause each of its subsidiaries, if any, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses and/or with property like those operated and/or owned or leased by Maker or any such subsidiaries, as the case may be, including but not limited to, insurance policies covering real property.  All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

(e)        Compliance with Law.  Maker shall comply, and shall cause each of its subsidiaries, to comply in all material respects with all federal, state, local and foreign laws and regulations applicable to it or such subsidiaries which, if breached, would have a material adverse effect on Maker's or such subsidiaries' business, prospects, operations, properties, assets or condition (financial or otherwise).

(f)         Compliance with Applicable Securities Laws.  Maker shall file, and shall cause each of its subsidiaries, where applicable, to file all reports required to be filed by applicable securities laws and regulations, and such filings shall be accurate, timely filed and in full compliance with such securities laws and regulations, and Maker shall continue, and shall cause each of its subsidiaries, to be in full compliance with all applicable securities laws and regulations.

(g)        Compliance with Material Agreements, Leases, Licenses and Financial Obligations.  Maker and/or its subsidiaries’ and affiliates’ will remain in compliance with all material agreements, leases, licenses and financial obligations, and each of them shall be kept in full force and effect in accordance with their respective terms.

(h)        Taxes and Assessments.  Maker will and will cause all of its subsidiaries to (i) file all tax returns required to be filed under applicable law, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Maker or any of its subsidiaries, upon its income and profits or upon any properties belonging to it, before the date on which penalties attach, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its or of its subsidiaries’ properties.

(i)         Notice of Default.  Maker will give written notice to Payee of the occurrence of any Event of Default (as defined below) under this Note promptly upon the occurrence thereof.

(j)         Obligation to Continue Filing Public Reports and Maintain Exchange Listing.  Maker will not, without the prior written consent of Payee, take any action that will relieve it from its obligation to continue to file reports pursuant to the Exchange Act or any other applicable federal or state securities law or result in the delisting of the Common Stock from the NYSE American.

5.          Reorganization of Maker.  If Maker is party to a merger, consolidation or a transaction in which it is not the surviving or continuing entity or transfers or leases all or substantially all its assets, the person who is the surviving or continuing entity or is the transferee or lessee of such assets shall assume the terms of this Note and the Obligations.

6.          Events of Default.  The occurrence or existence of any one or more of the following events or conditions (regardless of the reason) shall constitute an "Event of Default":

(a)        Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms of this Note and such failure shall remain uncured for a period of ten (10) days thereafter;

(b)        Maker shall fail at any time to be in material compliance with any of the covenants set forth in Section 4 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by Maker and such failure shall remain uncured for a period of ten (10) days after notice thereof has been given by Payee to Maker;

(c)        Any representation or warranty made in this Note by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(d)        Any money judgment, writ or warrant of attachment, or similar process not covered by insurance exceeding Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate shall be entered or filed against Maker or any of its subsidiaries or any of their properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days;

(e)        Maker or any of its subsidiaries shall make an assignment for the benefit of creditors or shall be unable to pay its debts as they become due for a period of ten (10) days;

(f)         Maker or any of its subsidiaries shall have received a written notice of default related to any material agreement to which it is a party and such act of default shall remain uncured after any applicable cure period;

(g)        Maker shall enter into or consummate any Change in Control, as defined at the end of this Section 6, without either Payee’s prior written consent or the simultaneous payment in full of all Obligations;

(h)        Maker’s shall be liquidated, dissolved, or other terminated;

(i)          Any material adverse change in the Maker’s business, operations, assets, liabilities, prospects for repayment, properties, condition (financial or otherwise) or results of operations, or any of its subsidiaries, or any litigation or governmental proceeding or investigation brought or threatened against Maker or any of its subsidiaries, or any executive officer or key employee of Maker or any of its subsidiaries, which materially adversely affects the business, operations, assets, liabilities, prospects for repayment, properties, condition (financial or otherwise) or results of operations of Maker or any of its subsidiaries;

(j)          A case or proceeding shall have been commenced against Maker or any of its subsidiaries (each a “Proceeding Company”) in a court having competent jurisdiction seeking a decree or order in respect of a Proceeding Company (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of a Proceeding Company, or any of its properties; or (iii) ordering the winding-up or liquidation of the affairs of a Proceeding Company, and such case or proceeding shall remain unstayed or undismissed for a period of thirty (30) consecutive days  or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(k)        A Proceeding Company shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Proceeding Company, or any of its properties.

“Change in Control” means the occurrence of any of the following events: (i) Any Person, other than Maker, its affiliates or any Maker employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the beneficial owner, directly or indirectly, of Maker’s securities representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of Maker’s directors (“Voting Securities”); or (ii) Individuals who constitute Maker’s Board of Directors (the “Incumbent Directors”), as of the beginning of any twenty-four (24) month period commencing with the date hereof, cease for any reason to constitute at least a majority of the directors.  Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by Maker’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors, shall be considered an Incumbent Director; or (iii) Consummation by Maker of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the beneficial owners of Maker’s voting securities (the “Voting Securities”) immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or (iv) Consummation of a complete liquidation or dissolution of Maker, or the sale or other disposition of all or substantially all of Maker’s assets, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.  For purposes of this definition, the following terms shall have the meanings set forth as follows: (A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and (B) “Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

7.          Rights and Remedies upon an Event of Default.  Upon the occurrence of any Event of Default, the Obligations will be immediately due and payable in full and Payee at any time thereafter may at its option accelerate the maturity of the Obligations.  Upon the occurrence of any such Event of Default, Payee will have the following rights and remedies:

(a)        Remedies Cumulative, No Waiver.  No right, power or remedy conferred upon or reserved to Payee by this Note is intended to be exclusive of any other right, power or remedy, but every such right, power and remedy will be cumulative and concurrent and will be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law, in equity or by statute.  No delay or omission by Payee to exercise any right, power or remedy accruing upon the occurrence of any Event of Default will exhaust or impair any such right, power or remedy or will be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Note to Payee may be exercised from time to time and as often as may be deemed expedient by Payee.

(b)        Late Payment Penalties; Default Interest.  If any payment of interest is not paid when due, or the Obligations have not been paid on or before the Due Date, without further notice to Maker, interest on the outstanding Obligations shall begin to accrue at the rate of 18% per annum (the “Default Rate”) on the due date of the missed payment until the Maker pays the late interest payment or the Obligations.  In addition, as a penalty and not as Interest, Payee will add an additional $100,000 to the principal amount of this Note and Maker will issue to Payee a stock purchase warrant to purchase 150,000 shares of the Maker’s common stock at an exercise price of $1.15 and with an expiration date of five (5) years from the Due Date.

(c)        Application of Remedies.  Any or all proceeds resulting from the exercise of any or all the foregoing remedies will be applied as set forth below, or otherwise at the sole option of the Payee

(i)	First, to the costs and expenses, including reasonable attorneys’ fees, incurred by Payee relating to the exercise of its remedies;

(ii)
Second, to the expenses of curing the default that has occurred, if Payee, in its reasonable discretion, incurs expenses to cure the default that has occurred, including maintaining the services of a monitor;

(iii)	Third, to the payment of the Obligations, including but not limited to the payment of accrued but unpaid interest, then to the principal;

(iv)	Fourth, the remainder, if any, to Maker or to any other person lawfully thereunto entitled.

If any deficiency remains after the payments as set forth above, Maker shall remain liable to Payee for such deficiency.

8.          Limitation of Interest Payments.  Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept Interest in an amount that would subject Maker to any penalty or forfeiture under the laws of the Commonwealth of Pennsylvania.  Should Payee receive any payment, which is or would be more than that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

9.          Miscellaneous.

(a)        Effect of Forbearance.  No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b)        Effect of Single or Partial Exercise of Right.  No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c)        Governing Law; Venue.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.  Any action, suit or proceeding in connection with this Note may be brought against Maker in a federal or state court of record located in Delaware County, Pennsylvania, and Maker and Payee each agrees to submit to the personal jurisdiction of such court and waives any objection which either may have, based on improper venue or forum non conveniens, to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address referred to in Section 9(g) below and that service so made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted to its address.

(d)        Headings.  The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e)        Loss, Theft, Destruction or Mutilation.  Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like date and tenor in lieu of this Note.

(f)         Modification of Note or Waiver of Terms.  No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Maker and Payee and then only to the extent set forth in such writing, or shall any such modification or waiver be applicable except in the specific instance for which it is given.  This Note may not be discharged orally but only in writing duly executed by Payee.

(g)        Notice.  All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided in this Note or in the loan agreement between the Parties of even date (the “Loan Agreement”), shall be deemed to have been given only: (i) when delivered in person; (ii) one (1) day  after deposit with a nationally recognized overnight courier service;  or, (iii) five (5) days after having been mailed by certified or registered mail prepaid, to the Parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.  Notice may also be given via electronic or facsimile transmission to a Party who provides such Party’s fax number or email address to the other Party and shall be deemed to have been given if receipt of such communication is confirmed by the recipient.

(h)        Transfer.  This Note shall be transferable only on the books of Maker upon delivery thereof duly endorsed by Payee or by Payee’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of its or its authority shall be produced.  Upon any registration of transfer, Maker shall deliver a new Note or Notes to the person entitled thereto.  Notwithstanding the foregoing, Maker shall have no obligation to cause this Note to be transferred on its books to any person if, in the reasonable opinion of counsel to Maker, such transfer does not comply with the provisions of the Act and the rules and regulations thereunder and/or applicable state securities laws.

(i)          Presumptions.  Maker hereby represents and acknowledges that relating to the negotiation of this Note it has been represented by its own counsel, who has reviewed this Note and advised it as to the legal significance and consequences of entering into this Note and has participated in the drafting hereof.  Therefore, this Note shall be construed without regard to any presumption or rule requiring that it be construed against any one party causing this Note or any part hereof to be drafted.

(j)          Waivers.

 (i)          Waiver of Trial by Jury.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, MAKER AND PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS NOTE.  EACH PARTY REPRESENTS AND WARRANTS THAT IT/HE HAS REVIEWED THIS WAIVER WITH ITS/HIS LEGAL COUNSEL AND THAT IT/HE KNOWINGLY AND VOLUNTARILY WAIVES ITS/HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

             (ii)          Marshaling of Assets.  Maker hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshaling in the event of any sale hereunder of the Collateral by Payee or any part or any interest therein.

 (iii)          Successors and Assigns.  This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and Payee’s successors and assigns.

(l)          Severability.  If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby.

(m)        Gender.  The use of the masculine pronouns or similar terms shall be deemed to include the feminine and neuter genders as well and vice versa and the use of the singular pronouns shall be deemed to include the plural as well and vice versa.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

DPW Holdings, Inc.
A Delaware corporation

By:
Milton C. Ault III, Chief Executive Officer

Agreed and Accepted:

By:
_________________, Managing Member